EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2019, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years.

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	As at June 30,
Agreement/Program	2012	2013	2014	2015	2016	2017	2018	2019
	(A$ millions)
Commonwealth and State Housing	379	369	351	337	323	308	293	278
Other (incl. Natural Disaster Relief Assistance)	93	98	203	288	191	178	169	146

Total	472	467	554	625	514	486	463	424

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2015	2016	2017	2018	2019
	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	58	53	48	43	—
Department of State Development	79	75	66	58	—
Department of Transport and Main Roads – Main Roads	852	758	749	668	—
Department of Transport and Main Roads – Queensland Transport	105	105	—	—	—
Public Works – Department of Housing and Public Works	15	14	10	9	—
Queensland Health	71	58	43	—	—
Queensland Treasury	43,605	37,324	32,728	30,400	33,173
Other	153	164	185	205	210

Government Owned Corporations
CS Energy Ltd	939	966	924	720	654
Energy Queensland Limited	—	18,497	17,767	17,607	18,912
Energex Limited	7,006	—	—	—	—
Ergon Energy Corporation Limited	5,507	—	—	—	—
Port Authorities & Facilities (various)	962	947	1,401	1,403	1,482
Powerlink	4,762	5,526	5,371	5,355	5,647
Stanwell Corporation Limited	903	981	937	921	970

Local Governments
Brisbane City Council	2,404	1,927	2,283	2,195	2,184
Cairns Regional Council	97	96	86	110	123
Fraser Coast Regional Council	170	160	138	119	103
Gladstone Regional Council	186	171	155	144	141
Gold Coast City Council	878	876	786	723	702
Ipswich City Council	277	300	280	257	345
Logan City Council	285	292	229	214	211
Mackay Regional Council	224	224	201	185	177
Moreton Bay Regional Council	454	471	444	435	443
Redland City Council	63	59	51	45	42
Rockhampton Regional Council	172	172	155	132	128
Sunshine Coast Regional Council	297	340	308	307	354
Toowoomba Regional Council	185	215	193	181	180
Townsville City Council	389	409	427	396	448
Other	820	704	713	697	722

Statutory Bodies
Grammar schools	114	114	104	94	89
Seqwater	10,863	11,522	10,949	10,827	11,617
Unitywater	418	432	419	416	435
Universities	280	334	373	407	493
Water Boards	236	246	253	280	281

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2015	2016	2017	2018	2019
	(A$ millions)
Other	169	151	202	261	336

Other Bodies
DBCT Holdings Pty Ltd	148	139	130	122	113
Queensland Rail Limited	3,386	3,455	3,627	3,666	3,901
Queensland Urban Utilities	1,579	2,124	2,070	2,067	2,215
Other	309	329	296	287	299

Total Funds On-lent	89,419	90,823	85,102	81,952	87,129

Undistributed borrowings	12,013	9,856	13,361	14,580	14,884

Total Guaranteed Debt	101,432	100,679	98,463	96,532	102,013

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2019 at A$102.013 billion, which includes A$1.687 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2019. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2019

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.25	February-2020	7,999,191,000	8,439,735,847
6.00	June-2021	786,200,000	863,941,571
5.50	June-2021	7,997,483,000	8,687,075,528
6.00	July-2022	8,283,400,000	9,697,628,635
4.25	July-2023	8,224,900,000	9,348,197,409
3.00	March-2024	750,000,000	814,012,060
5.75	July-2024	8,324,000,000	10,330,048,031
4.75	July-2025	8,246,500,000	9,996,717,639
3.25	July-2026	7,203,843,000	8,110,976,107
2.75	August-2027	5,776,000,000	6,295,585,518
3.25	July-2028	4,900,000,000	5,572,391,376
2.50	March-2029	1,250,000,000	1,332,478,983
3.25	August-2029	3,693,900,000	4,205,289,179
2.75(1)	August-2030	536,358,534	661,957,364
3.50	August-2030	3,561,400,000	4,150,238,344
6.50	March-2033	1,149,807,000	1,784,563,179
4.20	February-2047	630,000,000	843,796,167

Treasury Notes
Various	July-2019	2,000,000,000	1,999,102,765
Various	August-2019	1,320,000,000	1,318,080,515
Various	September-2019	500,000,000	498,611,408
Various	October-2019	250,000,000	249,187,533
Various	November-2019	750,000,000	746,518,908
Various	December-2019	200,000,000	198,969,029

Floating Rate Notes
3 mth BBSW + 14.5 bps	February-2022	2,000,000,000	2,002,947,176
3 mth BBSW + 21 bps	February-2023	1,600,000,000	1,605,251,648

Other loans
Various	2019	61,243,500	61,895,254
Various	2020	70,252,500	71,131,461
Various	2021	62,975,000	64,591,278
Various	2022	106,860,000	111,246,374
Various	2023	36,000,000	36,932,867
Total		88,270,313,534	100,099,099,154

(1)	Capital Indexed Bond (CIB)

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Outstanding Offshore Indebtedness

Global A$ Bonds

as at June 30, 2019.

Coupon Rate	Maturity Date	Currency	Face Value	Market Value
			(AUD)	(AUD)
			—	—

Total			—	—

Euro Medium-Term Notes

as at June 30, 2019.

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September-2039	CHF	160,820,719	207,745,671
2014	2.650%	April-2039	JPY	198,559,290	288,804,427
2016	1.640%	November-2046	EUR	650,260,544	740,865,616

Total				1,009,640,554	1,237,415,714

Commercial Paper

as at June 30, 2019.

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2019	2.580%	August-19	USD	142,555,625	142,244,164
2019	2.550%	July-19	USD	71,277,813	71,273,172
2019	2.420%	September-19	USD	35,638,906	35,490,263
2019	2.420%	September-19	USD	57,022,250	56,725,325
2019	2.230%	November-19	USD	57,022,250	56,572,393
2019	2.140%	July-19	AUD	70,000,000	69,981,079
2019	2.130%	July-19	AUD	74,000,000	73,979,998
2019	2.130%	July-19	AUD	70,000,000	69,928,180
2019	2.120%	July-19	AUD	100,000,000	99,962,934
Total				677,516,845	676,157,508

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